News Release

Newell Brands Announces First Quarter 2021 Results
Net Sales Growth 21.3%; Core Sales Growth 20.9%
Delivers Significant Operating Profit and Operating Margin Improvement
Diluted EPS $0.21; Normalized Diluted EPS $0.30
Raises Net Sales and EPS Outlook for 2021

ATLANTA, GA – April 30, 2021 – Newell Brands (NASDAQ: NWL) today announced its first quarter 2021 financial results.

"2021 is off to a terrific start, as top line increased 21 percent, normalized operating profit doubled and earnings per share tripled year-over-year during the first quarter, building on the momentum from the back half of 2020. Each of our business units and geographic regions delivered significant sales growth, fueled by consumption, as our supply chain teams operated with excellence and successfully managed broad-based demand surges,” said Ravi Saligram, Newell Brands President and CEO. “We are still in the early stages of realizing the full potential of our business and see tremendous opportunity for value creation through focused execution of our strategic priorities, including sustaining top line growth, strengthening our brands through insights and innovation, driving omni-channel prowess, unlocking international potential, and expanding distribution, while serving as a force for good in the world."

Chris Peterson, Chief Financial Officer and President, Business Operations, said, “Significant out-performance on top line, in combination with productivity gains and operating leverage, drove outstanding results in the first quarter. We made further progress on deleveraging and reducing our cash conversion cycle relative to year-ago levels. Much stronger than anticipated results thus far in 2021 give us confidence to raise our outlook for the full year both on top and bottom lines, despite additional inflationary pressures. We currently forecast core sales growth of 5 to 7 percent and normalized earnings per share of $1.63 to $1.73 for full year 2021.”

First Quarter 2021 Executive Summary

–Net sales were $2.3 billion, an increase of 21.3 percent compared with the prior year period.

–Core sales grew 20.9 percent compared with the prior year period. Every business unit and major region increased core sales compared with the prior year period.

–Reported operating margin was 8.4 percent compared with negative 74.7 percent in the prior year period. Normalized operating margin was 10.1 percent compared with 6.0 percent in the prior year period.

–Reported diluted earnings per share were $0.21 compared with a $3.02 diluted loss per share in the prior year period.

–Normalized diluted earnings per share were $0.30 compared with $0.09 per share in the prior year period.

–The company redeemed the remaining $94 million of its 3.15 percent senior notes that were scheduled to mature in April 2021.

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–The company's leverage ratio improved to 3.3x at the end of the first quarter from 4.2x in the prior year period and 3.5x at the end of 2020.

–The company increased its 2021 full year net sales outlook to $9.9 billion to $10.1 billion from its previous range of $9.5 billion to $9.7 billion. The company also raised its 2021 full year outlook for normalized earnings per share to $1.63 to $1.73 from its previous range of $1.55 to $1.65.

First Quarter 2021 Operating Results

Net sales were $2.3 billion, a 21.3 percent increase compared to the prior year period, as core sales growth of 20.9 percent and favorable foreign exchange were partially offset by the impact of business and retail store exits.

Reported gross margin was 31.9 percent compared with 32.7 percent in the prior year period, as inflation, particularly related to resin, transportation and labor, more than offset the benefit from FUEL productivity savings and pricing. Normalized gross margin was 32.2 percent compared with 32.8 percent in the prior year period.

Reported operating income was $192 million compared with operating loss of $1.4 billion in the prior year period, which reflected the impact of impairment charges. Reported operating margin was 8.4 percent compared with a negative 74.7 percent in the prior year period. Normalized operating income was $230 million, or 10.1 percent of sales, compared with $113 million, or 6.0 percent of sales, in the prior year period.

Interest expense was $67 million compared with $63 million in the prior year period.

The company reported a tax provision of $37 million compared with a tax benefit of $204 million in the prior year period, which included discrete tax benefits. Normalized tax expense was $37 million compared with $3 million in the prior year period.
The company reported net income of $89 million, or $0.21 diluted earnings per share, compared with net loss of $1.3 billion, or $3.02 diluted loss per share, in the prior year period.

Normalized net income was $128 million, or $0.30 normalized diluted earnings per share, compared with $39 million, or $0.09 normalized diluted earnings per share, in the prior year period.

An explanation of non-GAAP measures and a reconciliation of these non-GAAP results to comparable GAAP measures are included in the tables attached to this release.

Balance Sheet and Cash Flow

Operating cash outflow was $25 million compared with operating cash flow of $23 million in the prior year period, reflecting working capital increase to support strong net sales growth, which more than offset the year-over-year improvement in the cash conversion cycle.

The company redeemed the remaining $94 million of its 3.15 percent senior notes that were scheduled to mature in April 2021 and repurchased $5 million of its 3.85 percent senior notes due 2023. At the end of the first quarter, Newell Brands had cash and cash equivalents of $682 million and net debt outstanding of $4.8 billion. The company maintained a strong liquidity position, with over $2 billion in available short-term liquidity, including cash on hand. Newell Brands exited the first quarter with a leverage ratio of 3.3x compared to 4.2x in the prior year period and 3.5x at the end of 2020.

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Leverage ratio is defined as the ratio of net debt to normalized EBITDA from continuing operations. An explanation of how the leverage ratio is calculated and a related reconciliation, as well as a reconciliation of reported results to normalized results, are included in the tables attached to this release.

First Quarter 2021 Operating Segment Results

The Commercial Solutions segment generated net sales of $471 million compared with $413 million in the prior year period, driven by core sales growth of 12.9 percent and the impact of favorable foreign exchange. Core sales increased in both the Commercial and the Connected Home & Security business units. Reported operating income was $50 million, or 10.6 percent of sales, compared with a loss of $272 million, or negative 65.9 percent of sales, in the prior year period. Normalized operating income was $53 million, or 11.3 percent of sales, versus $51 million, or 12.3 percent of sales, in the prior year period.

The Home Appliances segment generated net sales of $360 million compared with $261 million in the prior year period, reflecting core sales growth of 38.9 percent, partially offset by the impact of unfavorable foreign exchange. Reported operating income was $3 million, or 0.8 percent of sales, compared with a loss of $299 million, or negative 114.6 percent of sales, in the prior year period. Normalized operating income was $8 million, or 2.2 percent of sales, versus operating loss of $9 million, or negative 3.4 percent of sales, in the prior year period.

The Home Solutions segment generated net sales of $504 million compared with $377 million in the prior year period, largely driven by core sales growth of 33.8 percent. Both business units, Food and Home Fragrance, delivered core sales growth. Reported operating income was $61 million, or 12.1 percent of sales, compared with a loss of $301 million, or negative 79.8 percent of sales, in the prior year period. Normalized operating income was $76 million, or 15.1 percent of sales, versus $16 million, or 4.2 percent of sales, in the prior year period.

The Learning & Development segment generated net sales of $617 million compared with $528 million in the prior year period, primarily driven by core sales growth of 17.3 percent. Core sales increased in both Writing and Baby business units. Reported operating income was $110 million, or 17.8 percent of sales, compared with $4 million, or 0.8 percent of sales, in the prior year period. Normalized operating income was $114 million, or 18.5 percent of sales, compared with $86 million, or 16.3 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $336 million compared with $307 million in the prior year period, reflecting core sales growth of 7.0 percent and the impact of favorable foreign exchange. Reported operating income was $15 million, or 4.5 percent of sales, compared with a loss of $474 million, or negative 154.4 percent of sales, in the prior year period. Normalized operating income was $20 million, or 6.0 percent of sales, compared with $15 million, or 4.9 percent of sales, in the prior year period.

Outlook for Full Year and Second Quarter 2021

The company updated its full year outlook for 2021 and initiated its second quarter 2021 guidance as follows:

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	Previous Full Year 2021 Outlook	Updated Full Year 2021 Outlook
Net Sales	$9.5 to $9.7 billion	$9.9 to $10.1 billion
Core Sales	Low single digit growth	5% to 7% growth
Normalized Operating Margin	30 to 60 bps improvement to 11.4% to 11.7%	30 to 60 bps improvement to 11.4% to 11.7%
Normalized EPS	$1.55 to $1.65	$1.63 to $1.73
Operating Cash Flow	Approximately $1.0 billion	Approximately $1.0 billion

Q2 2021 Outlook
Net Sales	$2.5 to $2.58 billion
Core Sales	17% to 20% growth
Normalized Operating Margin	130 to 180 bps improvement to 11.5% to 12.0%
Normalized EPS	$0.41 to $0.45

The company has presented forward-looking statements regarding normalized operating margin and normalized earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized earnings per share to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's full-year and second quarter 2021 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ first quarter 2021 earnings conference call will be held today, April 30, at 10:00 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

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The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable business segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market exits, impact of customer returns related to a product recall in Outdoor and Recreation segment, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2020 reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA," "normalized EBITDA from continuing operations," “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” tax benefits, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, inflationary adjustments, expenses related to certain product recalls and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. On a pro forma basis, "normalized" items give effect to the company's decision not to sell the Commercial, Mapa and Quickie businesses. “Normalized EBITDA from continuing operations” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as pro forma normalized earnings from continuing operations before interest, tax depreciation, amortization and stock-based compensation expense. "Leverage ratio" is a liquidity measure calculated as the ratio of net debt (defined as total debt less cash and cash equivalents) to normalized EBITDA from continuing operations. "Free cash flow productivity” is calculated as the ratio of free cash flow (calculated as net cash provided by operating activities less capital expenditures) to normalized net income, and the company believes that free cash flow productivity is an important indicator of liquidity realized from the company’s core ongoing operations.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense. The company will also exclude one-time tax expenses related to a change in tax status of certain entities and the loss of GILTI tax credits as a result of utilizing the 50% IRC Section 163(j) limit resulting from the CARES Act to determine normalized income tax benefit.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

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Atlanta, GA 30328                www.newellbrands.com
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About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid®, Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Contigo®, First Alert®, Mapa®, Spontex® and Yankee Candle®. Newell Brands is committed to enhancing the lives of consumers around the world with planet friendly, innovative and attractive products that create moments of joy and provide peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	VP, Corporate Communications, Events & Philanthropy
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the impact of the COVID-19 pandemic and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance", "outlook", “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” “resume,” “are confident that,” "remain optimistic that," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including the impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to manage the demand, supply and operational challenges with the actual or perceived effects of the COVID-19 pandemic;
•our dependence on the strength of retail, commercial and industrial sectors of the economy in various countries around the world;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•our ability to improve productivity, reduce complexity and streamline operations;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•our ability to remediate the material weakness in internal control over financial reporting and consistently maintain effective internal control over financial reporting;
•risks related to our substantial indebtedness, a potential increase in interest rates or changes in our credit ratings;
•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with divestitures;
•our ability to effectively execute our turnaround plan;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including inflation, and our ability to obtain them in a timely manner;
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•the impact of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•a failure of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs and environmental remediation costs;
•the potential inability to attract, retain and motivate key employees;
•the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect intellectual property rights;
•significant increases in funding obligations related to our pension plans; and
•other factors listed from time to time in our filings with the SEC, including, but not limited to, our Annual Report on Form 10-K and our other SEC filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the unaudited condensed consolidated financial statements. As discussed above, the world is currently experiencing the global COVID-19 pandemic which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we have made our best estimates based upon current information, the effects of the COVID-19 pandemic on our business may result in future changes to management’s estimates and assumptions, especially if the severity worsens or duration lengthens. Actual results may differ materially from the estimates and assumptions developed by management. If so, the company may be subject to future incremental impairment charges as well as changes to recorded reserves and valuations.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
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Atlanta, GA 30328                www.newellbrands.com
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NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share data)

	Three Months Ended March 31,
	2021	2020	% Change
Net sales	$2,288	$1,886	21.3%
Cost of products sold	1,557	1,269
Gross profit	731	617	18.5%
Selling, general and administrative expenses	534	548	(2.6)%
Restructuring costs, net	5	2
Impairment of goodwill, intangibles and other assets	—	1,475
Operating income (loss)	192	(1,408)	NM
Non-operating expenses:
Interest expense, net	67	63
Other (income) expense, net	(1)	12
Income (loss) before income taxes	126	(1,483)	NM
Income tax provision (benefit)	37	(204)
Net income (loss)	$89	$(1,279)	NM

Weighted average common shares outstanding:
Basic	424.9	423.8
Diluted	427.6	423.8
Earnings (loss) per share:
Basic	$0.21	$(3.02)
Diluted	$0.21	$(3.02)

Dividends per share	$0.23	$0.23

* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$682	$981
Accounts receivable, net	1,530	1,678
Inventories	1,901	1,638
Prepaid expenses and other current assets	272	331
Total current assets	4,385	4,628
Property, plant and equipment, net	1,151	1,176
Operating lease assets	513	530
Goodwill	3,525	3,553
Other intangible assets, net	3,506	3,564
Deferred income taxes	843	838
Other assets	417	411
TOTAL ASSETS	$14,340	$14,700
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,501	$1,526
Accrued compensation	165	236
Other accrued liabilities	1,340	1,393
Short-term debt and current portion of long-term debt	357	466
Total current liabilities	3,363	3,621
Long-term debt	5,135	5,141
Deferred income taxes	438	414
Operating lease liabilities	458	472
Other noncurrent liabilities	1,085	1,152
Total liabilities	10,479	10,800

Stockholders' equity
Total stockholders' equity attributable to parent	3,836	3,874
Total stockholders' equity attributable to noncontrolling interests	25	26
Total stockholders' equity	3,861	3,900
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,340	$14,700

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$89	$(1,279)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	86	91
Impairment of goodwill, intangibles and other assets	—	1,475
Deferred income taxes	1	(234)
Stock based compensation expense	14	8
Loss on change in fair value of investments	—	3
Changes in operating accounts:
Accounts receivable	122	369
Inventories	(283)	(142)
Accounts payable	(18)	(49)
Accrued liabilities and other	(36)	(219)
Net cash provided by (used in) operating activities	(25)	23
Cash flows from investing activities:
Capital expenditures	(54)	(58)
Other investing activities, net	—	2
Net cash used in investing activities	(54)	(56)
Cash flows from financing activities:
Net proceeds from short-term debt	—	305
Payments on current portion of long-term debt	(94)	—
Payments on long-term debt	(6)	(16)
Cash dividends	(100)	(99)
Equity compensation activity and other, net	(39)	(17)
Net cash provided by (used in) financing activities	(239)	173
Exchange rate effect on cash, cash equivalents and restricted cash	(14)	(24)
Increase (decrease) in cash, cash equivalents and restricted cash	(332)	116
Cash, cash equivalents and restricted cash at beginning of period	1,021	371
Cash, cash equivalents and restricted cash at end of period	$689	$487
Supplemental disclosures:
Restricted cash at beginning of period	$40	$22
Restricted cash at end of period	7	11

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended March 31, 2021
	GAAP	Restructuring	Acquisition	Transaction	Non-GAAP
	Measure	and restructuring	amortization and	costs and	Measure
	Reported	related costs [1]	impairment [2]	other [3]	Normalized*
Net sales	$2,288	$—	$—	$—	$2,288
Cost of products sold	1,557	(5)	—	(1)	1,551
Gross profit	731	5	—	1	737
	31.9%				32.2%
Selling, general and administrative expenses	534	(3)	(21)	(3)	507
	23.3%				22.2%
Restructuring costs, net	5	(5)	—	—	—
Impairment of goodwill, intangibles and other assets	—	—	—	—	—
Operating income	192	13	21	4	230
	8.4%				10.1%
Non-operating (income) expense	66	—	—	(1)	65
Income before income taxes	126	13	21	5	165
Income tax provision (benefit) [4]	37	3	4	(7)	37
Net income	$89	$10	$17	$12	$128

Diluted earnings per share **	$0.21	$0.02	$0.04	$0.03	$0.30

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 427.6 million shares for the three months ended March 31, 2021.
Totals may not add due to rounding.

[1] Restructuring and restructuring related costs of $13 million.
[2] Acquisition amortization costs of $21 million.
[3] Other charges of $3 million related to fees for certain legal proceedings and divestiture costs related to completed divestitures and $2 million related to Argentina hyperinflationary adjustment. Includes income tax benefit of $8 million related to difference in effective tax rate.
[4] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended March 31, 2020
	GAAP	Restructuring	Acquisition	Transaction	Non-GAAP
	Measure	and restructuring	amortization and	costs and	Measure
	Reported	related costs [1]	impairment [2]	other [3]	Normalized*
Net sales	$1,886	$—	$—	$—	$1,886
Cost of products sold	1,269	—	—	(2)	1,267
Gross profit	617	—	—	2	619
	32.7%				32.8%
Selling, general and administrative expenses	548	(4)	(31)	(7)	506
	29.1%				26.8%
Restructuring costs, net	2	(2)	—	—	—
Impairment of goodwill, intangibles and other assets	1,475	—	(1,475)	—	—
Operating income (loss)	(1,408)	6	1,506	9	113
	(74.7)%				6.0%
Non-operating (income) expense	75	—	—	(4)	71
Income (loss) before income taxes	(1,483)	6	1,506	13	42
Income tax provision (benefit) [4]	(204)	1	229	(23)	3
Net income (loss)	$(1,279)	$5	$1,277	$36	$39

Diluted earnings (loss) per share **	$(3.02)	$0.01	$3.01	$0.08	$0.09

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 424.9 million shares for the three months ended March 31, 2020.
Totals may not add due to rounding.

[1] Restructuring and restructuring related costs of $6 million.
[2] Acquisition amortization costs of $31 million; impairment charges of approximately $1.5 billion primarily related to goodwill, other intangible assets and operating right of use assets.
[3] Other charges of $6 million primarily related to fees for certain legal proceedings; $3 million of loss due to changes in fair market value of investments; $2 million related to Argentina hyperinflationary adjustment; $1 million due to a product recall; divestiture costs of $1 million primarily related to completed divestitures; net gain on disposition of $1 million related to the sale of the Jostens business and $1 million loss on pension settlement. Includes income tax expense of $20 million related to change in tax status of certain entities and $5 million for effects of adopting the Coronavirus Aid, Relief and Economic Security (“CARES”) Act.
[4] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended March 31, 2021						Three Months Ended March 31, 2020						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized Operating
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Income (Loss)
	Net Sales	Income (Loss)	Margin	Items [1]	Income (Loss)	Margin	Net Sales	Income (Loss)	Margin	Items [2]	Income (Loss)	Margin	$	%	$	%
HOME APPLIANCES	$360	$3	0.8%	$5	$8	2.2%	$261	$(299)	(114.6)%	$290	$(9)	(3.4)%	$99	37.9%	$17	NM
COMMERCIAL SOLUTIONS	471	50	10.6%	3	53	11.3%	413	(272)	(65.9)%	323	51	12.3%	58	14.0%	2	3.9%
HOME SOLUTIONS	504	61	12.1%	15	76	15.1%	377	(301)	(79.8)%	317	16	4.2%	127	33.7%	60	NM
LEARNING AND DEVELOPMENT	617	110	17.8%	4	114	18.5%	528	4	0.8%	82	86	16.3%	89	16.9%	28	32.6%
OUTDOOR AND RECREATION	336	15	4.5%	5	20	6.0%	307	(474)	(154.4)%	489	15	4.9%	29	9.4%	5	33.3%
CORPORATE	—	(47)	—%	6	(41)	—%	—	(66)	—%	20	(46)	—%	—	—%	5	10.9%
	$2,288	$192	8.4%	$38	$230	10.1%	$1,886	$(1,408)	(74.7)%	$1,521	$113	6.0%	$402	21.3%	$117	NM

[1]The three months ended March 31, 2021 excluded items consists of $21 million of acquisition amortization costs; $13 million of restructuring and restructuring-related charges; $3 million of fees for certain legal proceedings and divestiture costs related to completed divestitures and $1 million related to Argentina hyperinflationary adjustment.
[2]The three months ended March 31, 2020 excluded items consists of $1.5 billion of impairment charges for goodwill, other intangible assets and operating right of use assets; $31 million of acquisition amortization costs; $6 million of restructuring and restructuring-related charges; $6 million of fees for certain legal proceedings; $1 million for product recall costs; $1 million of transaction-related costs and $1 million related to Argentina hyperinflationary adjustment.

*NM - NOT MEANINGFUL

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended March 31, 2021
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
HOME APPLIANCES	37.9%	—%	1.0%	38.9%
COMMERCIAL SOLUTIONS	14.0%	—%	(1.1)%	12.9%
HOME SOLUTIONS	33.7%	3.2%	(3.1)%	33.8%
LEARNING AND DEVELOPMENT	16.9%	2.3%	(1.9)%	17.3%
OUTDOOR AND RECREATION	9.4%	—%	(2.4)%	7.0%
TOTAL COMPANY	21.3%	1.3%	(1.7)%	20.9%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended March 31, 2021
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
NORTH AMERICA	17.0%	1.8%	(0.4)%	18.4%
EUROPE, MIDDLE EAST, AFRICA	29.5%	—%	(10.3)%	19.2%
LATIN AMERICA	23.3%	—%	13.6%	36.9%
ASIA PACIFIC	43.5%	—%	(10.2)%	33.3%
TOTAL COMPANY	21.3%	1.3%	(1.7)%	20.9%

[1]"Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency.
[2]Divestitures include the exit of the North American distributorship of Uniball® products, current and prior period net sales from retail store closures (consistent with standard retail practice), disposition of the foamboards business and exit from Home Fragrance fundraising business.
[3]“Currency Impact” represents the effect of foreign currency on 2021 reported sales and is calculated by applying the 2020 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2021 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT TO NORMALIZED EBITDA FROM CONTINUING OPERATIONS RECONCILIATION
(Amounts in millions)

	March 31, 2021		December 31, 2020 [1]		March 31, 2020
NET DEBT RECONCILIATION:
Short-term debt and current portion of long-term debt	$357		$466		$639
Long-term debt	5,135		5,141		5,375
Gross debt	5,492		5,607		6,014
Less: Cash and cash equivalents	682		981		476
NET DEBT	$4,810		$4,626		$5,538

Income (loss) from continuing operations [2]	$598		$(770)		$(1,019)
Normalized items [2]	251		1,530		1,700
PROFORMA NORMALIZED INCOME (LOSS) FROM CONTINUING OPERATIONS	849		760		681

Proforma normalized income tax [2]	24		(10)		58
Interest expense, net [2]	278		274		286
Proforma normalized depreciation and amortization [2] [3]	244		245		248
Stock-based compensation [4]	47		41		44
NORMALIZED EBITDA	$1,442		$1,310		$1,317

NET DEBT TO NORMALIZED EBITDA FROM CONTINUING OPERATIONS LEVERAGE RATIO [5]	3.3	x	3.5	x	4.2	x
[1]For the twelve months ended December 31, 2020, refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2020, on the Company’s Form 8-K furnished on February 12, 2021.
[2]For the trailing-twelve months ended March 31, 2021, refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three months ended June 30, 2020, September 30, 2020 and December 31, 2020 on the Company’s Forms 8-K furnished on July 31, 2020, October 30, 2020 and February 12, 2021, respectively. For the trailing-twelve months ended March 31, 2020, refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three months ended June 30, 2019, September 30, 2019 and December 31, 2019 on the Company’s Forms 8-K furnished on July 31, 2020, October 30, 2020 and February 12, 2021, respectively.
[3]For the trailing-twelve months ended March 31, 2021, Proforma normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $89 million associated with intangible assets recognized in purchase accounting; (b) $19 million of accelerated depreciation costs associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three months ended June 30, 2020, September 30, 2020 and December 31, 2020 on the Company’s Forms 8-K furnished on July 31, 2020, October 30, 2020 and February 12, 2021, respectively. For the trailing-twelve months ended March 31, 2020, Proforma normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $129 million associated with intangible assets recognized in purchase accounting; (b) $31 million of accelerated depreciation costs associated with restructuring activities; (c) cumulative depreciation and amortization cost of $43 million related to the inclusion of the Commercial Business in continuing operations. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three months ended June 30, 2019, September 30, 2019 and December 31, 2019 on the Company’s Forms 8-K furnished on July 31, 2020, October 30, 2020 and February 12, 2021, respectively. Proforma Normalized depreciation and amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2020, the following items: (a) acquisition amortization expense of $99 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $13 million associated with restructuring activities. Refer to "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the twelve months ended December 31, 2020 for further information.
[4]Represents non-cash expense associated with stock-based compensation from continuing operations.
[5]The Net Debt to Normalized EBITDA from continuing operations ratio is defined as Net Debt divided by Normalized EBITDA from continuing operations. The Company's debt has certain financial covenants such as debt to equity ratio and interest coverage ratio; however the Net Debt to Normalized EBITDA from continuing operations leverage ratio is used by management as a liquidity measure and is not prescribed in the Company's debt covenants.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CORE SALES OUTLOOK

	Three Months Ending June 30, 2021			Twelve Months Ending December 31, 2021
Estimated net sales change (GAAP)	18%	to	22%	5%	to	8%
Deduct: Estimated currency impact [1] and divestitures [2], net	~ 1%	to	~ 2%	~ 0%	to	~ 1%
Core sales change (NON-GAAP)	17%	to	20%	5%	to	7%

[1]“Currency Impact” represents the effect of foreign currency on 2021 reported sales and is calculated by applying the 2020 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2021 reported sales.
[2]Divestitures include the exit of the North American distributorship of Uniball® products, current and prior period net sales from retail store closures (consistent with standard retail practice), disposition of the foamboards business and exit from Home Fragrance fundraising business.